As filed with the Securities and Exchange Commission on August 19, 2008.

Registration No. 333-134387

333-30918

333-103844

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-134387

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-30918

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-103844

UNDER

THE SECURITIES ACT OF 1933

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2170233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, MA	01821
(Address of Principal Executive Offices)	(Zip Code)

MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey Rudin, Esquire

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

(Name and Address of Agent for Service of Process)

(978) 715-4321

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐	Non-accelerated filer ☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Pursuant to Item 512(a)(3) of Regulation S-K, these Post-Effective Amendments Nos. 1 relate to the following Registration Statements on Form S-8 of Millipore Corporation (the “Registrant”) (collectively, the “Filed Registration Statements”) and are filed in order to deregister securities remaining under such Filed Registration Statements:

File No. 333-30918 filed on February 22, 2000, pertaining to the registration of 4,000,000 shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), issuable under the Registrant’s 1999 Stock Incentive Plan (the “1999 Plan”).

File No. 333-103844 filed on March 14, 2003, pertaining to the registration of 5,000,000 shares of Common Stock issuable under the 1999 Plan.

File No. 333-134387 filed on May 22, 2006, pertaining to the registration of 1,768,744 shares of Common Stock issuable under the 1999 Plan.

The Registrant filed the Filed Registration Statements to register an aggregate of 10,768,744 shares of its Common Stock issuable under the 1999 Plan. On May 8, 2008 (the “Approval Date”), the Registrant’s stockholders approved the adoption of the 2008 Stock Incentive Plan (the “2008 Plan”) which provides, among other things, that any shares of Common Stock with respect to awards granted under the 1999 Plan that are outstanding on the Approval Date and are forfeited following the Approval Date will become available for issuance under the 2008 Plan (such shares, the “Outstanding Award Shares”). In addition, as of the Approval Date, no future awards will be made under the 1999 Plan and therefore the shares of Common Stock that were available for grant under the 1999 Plan as of the Approval Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the 1999 Plan but instead will be available for awards under the 2008 Plan. As of the Approval Date, there were an aggregate of 3,299,674 Outstanding Award Shares and an aggregate of 552,060 Remaining Shares that were registered on the Filed Registration Statements (all such shares are collectively referred to as the “Carried Forward Shares”).

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, these Post-Effective Amendments are hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the 1999 Plan or the 2008 Plan, (ii) to reflect that, following the date hereof, the Remaining Shares may be issued under the 2008 Plan and (iii) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statements on Form S-8 filed for the 1999 Plan, to the Registration Statement on Form S-8, filed for both the 1999 Plan and the 2008 Plan, which is filed contemporaneously with the filing of these Post-Effective Amendments No. 1.

As no securities are being registered herein, the sole purpose being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Billerica, Massachusetts on August 19, 2008.

MILLIPORE CORPORATION

By	/s/ Jeffrey Rudin
Jeffrey Rudin Vice President and General Counsel